Exhibit 99.2

ADVENTRX REPORTS POSITIVE PRELIMINARY PHASE II TRIAL RESULTS WITH COFACTOR IN METASTATIC COLORECTAL CANCER

DATA SHOW INCREASED RESPONSE RATE AND NO GRADE 3/4 GASTROINTESTINAL OR HEMATOLOGICAL TOXICITY

SAN DIEGO - May 13, 2005 - ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) today announced a 63% overall clinical benefit and a 38% objective response rate in measurable patients treated with CoFactor™ and 5-fluorouracil (5-FU) as a first-line treatment of metastatic colorectal cancer in its Phase II trial. Furthermore, patients enrolled in this trial have exhibited no grade 3 or 4 gastrointestinal or hematological toxicities as determined in accordance with the National Cancer Institute’s Common Terminology Criteria for Adverse Events grading system. Patients continue to be followed for time-to-tumor progression and overall survival. Of the 50 patients enrolled in the trial, 48 are available for tumor response assessment and 44 have been evaluated for tumor response as of May 13. ADVENTRX currently plans to announce response data on all patients in June at the World Congress on Gastrointestinal Cancer in Barcelona, Spain and final results, including time-to-tumor-progression and early survival, from this trial in the fourth quarter of this year.

“To date our Phase II trial with CoFactor and 5-FU has demonstrated objective response rates of 38%. This is more than double the rate of 11-17% historically observed in clinical trials treating metastatic colorectal cancer patients with leucovorin and 5-FU, but with none of the typical grade 3 or 4 toxicities” said Evan M. Levine, president and CEO for ADVENTRX. “These results suggest that CoFactor increases the potency of 5-FU, while lowering toxicity compared with 5-FU/leucovorin treatment regimens. Based in part on these and earlier positive Phase II CoFactor data, we have received clearance under a Special Protocol Assessment (SPA) from the US Food and Drug Administration to begin a Phase III pivotal trial and clearance in the United Kingdom to begin an international Phase IIb trial using CoFactor and 5-FU as a first line combination therapy in metastatic colorectal cancer. We plan to initiate both of these trials this year.”

The Phase II clinical trial is an open label, single arm Simon 2 stage study design to assess the safety and efficacy of CoFactor plus 5-FU as a first line treatment of metastatic colorectal cancer. CoFactor is ADVENTRX’s biomodulator designed to enhance the effects of the widely used cancer drug, 5-FU.

Available objective response data from the Phase II trial showed 38% or 18 patients responded to treatment with CoFactor and 5-FU, surpassing the trial’s response rate objective of 25%. To date, 12 patients have exhibited stable disease and 14 have progressive disease. World Health Organization criteria were used to define response as follows: complete response is a complete disappearance of the tumor; partial response is at least a 50% reduction in total tumor size; stable disease is less than a 50% reduction in total tumor size; and progressive disease is at least a 25% increase in tumor size at the end of the treatment cycle, as measured by CT or MRI scans. Objective response is defined as all patients having complete or partial responses, whose tumor measurements are confirmed by MRI or CT scan by repeat assessment performed no less than four weeks after the criteria for response is first met. The primary endpoint for the study, objective response, was evaluated at the completion of two cycles at week 16 with the exception of those patients that progressed as established by radiological assessment at the end of the first cycle (eight weeks). Clinical benefit is defined as tumor response or stable disease following study therapy. Other efficacy endpoints still being evaluated are time-to-tumor-progression and overall survival.

Safety data is available for all 50 patients. The clinical trial’s treatment regimen of CoFactor plus 5-FU (COFU) was well tolerated, with no grade 3 or 4 gastrointestinal or hematological toxicities reported to date. The most common adverse events (AEs) were diarrhea, nausea and vomiting, none of which were grade 3 or 4. There was one additional adverse event, a single case of grade 3 watery eye.

Selected preliminary results of ADVENTRX’s Phase II trial were published in the American Society of Clinical Oncology (ASCO) 2005 Annual Meeting Proceedings (abstract #3692). This abstract is available via ADVENTRX’s Web site at www.adventrx.com.

ADVENTRX recently received clearance in the US under an SPA to begin a Phase III pivotal study of CoFactor in metastatic colorectal cancer. The Company also received clearance in the United Kingdom to begin an international Phase IIb trial with CoFactor and 5-FU in metastatic colorectal cancer. The Company plans to file in the first half of this year for clearance to initiate an EU-based Phase III CoFactor study in pancreatic cancer.

About the Phase II COFU trial
Patients enrolled in this trial are age 18 and older with ECOG 0-2 and measurable metastatic colorectal cancer, with or without adjuvant 5-FU/leucovorin, irinotecan, or oxaliplatin, but no prior chemotherapy for metastatic disease. Patients may receive more than two cycles each consisting of CoFactor 60 mg/m2 and 5-FU 450 mg/m2 (weekly IV bolus) for six consecutive weeks, followed by a 14 day rest period, which is defined as a cycle. Pre-established response criteria are greater than four responders of 23 patients for stage one, and greater than 12 responders of 48 patients for the full trial. The median age of patients was 65.5 (range 42-86), and mean number of doses was 10.2 (range 1-24). The clinical response is evaluated at the completion of two consecutive cycles. The trial is being conducted in the US and Europe under a US investigational new drug application (IND).

About CoFactor
CoFactor (ANX-510) is a folate-based biomodulator drug developed to enhance the activity of the widely used cancer chemotherapeutic, 5-FU. Data from previous clinical trials in Europe have demonstrated clinical benefit and improved overall median survival in patients with advanced tumors, including colorectal, pancreatic and breast. In comparison to leucovorin, CoFactor creates more stable binding of the active form of 5-FU, FdUMP, to the target enzyme, thymidylate synthase (TS). CoFactor bypasses the chemical pathway required by leucovorin to deliver the active form of folate, allowing 5-FU to work more effectively. This improves 5-FU performance and lowers toxicity. ADVENTRX is the exclusive licensee of this compound. More information on CoFactor can be found at http://www.adventrx.com/products/antic_cofactor.htm.

About ADVENTRX
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing new technologies for anticancer and antiviral treatments that improve the performance and safety of existing drugs, by addressing significant problems such as drug metabolism, toxicity, bioavailability or resistance. More information can be found on the Company's Web site at www.adventrx.com.

Forward Looking Statement
This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are made based on management's current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s last annual report on Form 10-KSB, as well as other reports that the Company files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to release publicly any revisions, which may be made to reflect events or circumstances after the date hereof.

Contact: ADVENTRX Pharmaceuticals Andrea Lynn 858-552-0866
Investor Contact:
Lippert Heilshorn & Associates
Jody Cain (jcain@lhai.com)
Brandi Floberg (bfloberg@lhai.com)
310-691-7100

Media Contact:
Lippert/Heilshorn & Associates
Mark Stuart (mstuart@lhai.com)
310-691-7116

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